Qumu Announces Results of 2022 Annual Meeting of Shareholders

MINNEAPOLIS – June 3, 2022 – Qumu Corporation (Nasdaq: QUMU), a leading provider of cloud-based enterprise video technology, today announced the results of its 2022 Annual Meeting of Shareholders held Thursday, June 2, 2022 at 2:00 p.m. Mountain Time with respect to all proposals described in Qumu’s notice and proxy statement filed with the Securities and Exchange Commission on May 2, 2022.

A total of 13,846,935 shares of Qumu common stock were represented at the Annual Meeting, which is approximately 77.5% of the shares outstanding as of the close of business on the record date of April 25, 2022.

At the Annual Meeting, each director nominee was elected to serve as a director of the Company. Further, shareholders approved each of the following matters:

•Proposal 2: To approve, on a non-binding advisory basis, the compensation paid to Qumu’s named executive officers;
•Proposal 3: To approve an amendment to the Qumu Corporation Second Amended and Restated 2007 Stock Incentive Plan to increase the number of shares authorized for issuance by 1,200,000 shares; and
•Proposal 4: To ratify the appointment of KPMG LLP as the independent registered public accounting firm for Qumu Corporation for the year ending December 31, 2022.

With respect to Proposal 5, a shareholder proposal relating to the engagement of an investment bank for the sale of Qumu, the Qumu shareholders approved this proposal on an advisory basis with 52% of the shares voting in favor and 48% of the shares voting against or abstain.

“Thank you to all Qumu shareholders who voted and provided input on Proposal 5,” said Chairman Neil Cox. “Qumu’s board of directors appreciates all shareholder viewpoints and will continue to be open to and evaluate the feedback received from shareholders as we focus on maximizing long-term shareholder value.”

About Qumu
Qumu (Nasdaq: QUMU) is a leading provider of best-in-class tools to create, manage, secure, distribute and measure the success of live and on-demand video for the enterprise. The Qumu Cloud platform enables global organizations to drive human engagement, increase access to and insights from video use, and modernize the workplace by providing a more efficient and effective way to share knowledge.

Forward-Looking Statements
This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” or “estimate” or comparable terminology are intended to identify forward-looking statements. Forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements.

The risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2021, and other factors set forth in the company’s filings with the Securities and Exchange Commission.

The forward-looking statements in this press release speak only as of the date of this press release. Except as required by law, Qumu assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future, except as required by law.

Qumu Media Contact:
Ashley Paula-Legge
Big Valley Marketing for Qumu
alegge@bigvalley.co
+1 707-972-0073

Qumu Investor Contact:
Matt Glover or Tom Colton
Gateway Investor Relations
QUMU@gatewayir.com
+1.949.574.3860
2